State of Delaware
Secretary of State
Division of Corporations
Delivered 02:37 PM 12/13/2012
FILED 11:14 AM 12/13/2012
SRV 121334370 - 5072326 FILE

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

ECO-LOGICAL CONCEPTS, INC. (the "**Corporation**") organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That all the members of the Company's board of directors and acting by written consent in lieu of a meeting in accordance with section 141(f) of the Delaware General Corporation Law dated October 26, 2012duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of said corporation. Declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered 4 so that as amended, said Articles shall be and read as follows:

4. SHARE CAPITALIZATION: The number of Authorized shares of capital stock of the Corporation is:

i. 500,000,000 shares of common stock with a par value of $0.0001 per share; and
ii. 50,000,000 shares of preferred stock with a par value of $0.0001 per share.

The Common Stock and Preferred Stock may be issued form time to time without action by the stockholders. The Common Stock and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of Directors.

The Board of Directors may issue such shares of Preferred Stock in one or more series, with such voting powers, designations, preferences rights or qualifications, limitation ore restrictions thereof as shall be stated in the resolution or resolutions adopted by them without action by the stockholders.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, unanimous shareholders acting by written consent pursuant to Section 228 of the General Corporation Law of Delaware in lieu of a meeting of the Corporations Shareholders voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Setion 242 of the General Corporation Law of the State of Delaware.

FOURTH: These Articles of Amendment shall be effective 12:00 p.m Eastern Standard Time on October 26th, 2012, for accounting purposes only.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 26th day of October, 2012.

By: [signature]
Authorized Officer
Title: President and Director

Name: Joel Falitz

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "ECO-LOGICAL CONCEPTS, INC.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF DECEMBER, A.D. 2012, AT 11:14 O'CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

5072326 8100

121334370

Jeffrey W. Bullock, Secretary of State

AUTHENTICATION: 0078264

DATE: 12-18-12